Exhibit 10.9

FIRST AMENDMENT TO

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

This First Amendment (“Amendment”) to that certain Asset Purchase Agreement, dated as of June 17, 2005 (the “Original Agreement”), as amended and restated by that certain Amended and Restated Asset Purchase Agreement, dated as of August 2, 2005 (the “Amended Agreement,” and together with the Original Agreement, the “Agreement”) by and between USN Corporation (formerly known as Premier Concepts, Inc.), a Colorado Corporation (“USN Corp”), and LGS Holdings, Inc., a California Corporation (“Buyer”), is made and entered into as this 21st day of November, 2005. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement.

RECITALS

WHEREAS, the Original Agreement inaccurately provided for the sale of certain membership interests (the “Membership Interests”) of Spotlight, LLC, a California limited liability company from USN Corp to Buyer, and as a result, Buyer and USN Corp entered into (i) the Amended Agreement and (ii) an Amended and Restated Assignment and Purchase Agreement, dated August 2, 2005 (the “Spotlight Agreement”) by and among Buyer, USN Corp, Michael Reinstein and Brian Kelly (the “Sellers”) to reflect that Buyer purchased the Membership Interests directly from Sellers, and not from USN Corp (the “Spotlight Transaction”);

WHEREAS, as a result of the Spotlight Transaction, Buyer assumed the obligation to pay, satisfy and discharge the liabilities of Spotlight (the “Spotlight Liabilities”);

WHEREAS, under the terms and conditions of the Agreement, USN Corp sold and assigned to Buyer 14 retail jewelry outlets (the “Stores”) and certain assets associated with the Stores (collectively, the “Transferred Assets”), and in connection therewith USN Corp assigned to Buyer (i) the liabilities of USN Corp related to the Stores (the “Stores Liabilities”) and (ii) the liabilities, if any, of USN Corp related to Spotlight (the “USN Corp/Spotlight Liabilities,” and, together with the Stores Liabilities, the “Assumed Liabilities”), subject to the retention by USN Corp of liabilities related to Spotlight of up to $1.4 million, and Buyer assumed the Assumed Liabilities (the “LGS Transaction”);

WHEREAS, notwithstanding the assumption by Buyer of the Assumed Liabilities pursuant to the Agreement, (i) the third parties to whom the Assumed Liabilities are owed have continued to look to USN for payment of such Assumed Liabilities, and (ii) Buyer has not timely repaid such Assumed Liabilities as they became due and payable, and as a result, USN Corp has paid such Assumed Liabilities to date (the “Paid Liabilities”) in order to mitigate any potential disputes with the third parties to whom such liabilities are owed;

WHEREAS, Buyer desires to assign to USN Corp, and USN Corp has agreed to assume, the Spotlight Liabilities and the USN Corp/Spotlight Liabilities (collectively, the “Returned Liabilities”);

WHEREAS, in consideration for the payment of the Paid Liabilities by USN Corp and its assumption of the Returned Liabilities, Buyer desires to return 1,208,422 shares of the common stock of USN Corp received by Buyer pursuant to the Original Agreement to USN Corp for cancellation; and

WHEREAS, Buyer and USN Corp desire to amend the Agreement, pursuant to Section 4.4 thereof, to reflect: (i) USN’s payment to date of the Paid Liabilities, (ii) the return of 1,208,422 shares by Buyer to USN Corp for cancellation in consideration therefor, and (iii) the assumption by USN Corp of the Returned Liabilities.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and upon and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1. Delivery of Shares for Cancellation. In consideration for: (i) the assignment by Buyer to USN Corp of the Returned Liabilities, and the assumption by USN Corp thereof, and (ii) the payment of the Paid Liabilities by USN Corp, Buyer hereby agrees to deliver to USN Corp, for cancellation, 1,208,422 shares of the common stock of USN Corp (the “Returned Shares”). The parties hereto agree to make from time to time, appropriate and reasonable adjustments in the number of Returned Shares to be delivered by Buyer to USN Corp for cancellation after additional review of the nature and amount of the Returned Liabilities.

2. Retention by Buyer of Stores Liabilities. Buyer further agrees to timely pay any Stores Liabilities from and after the date hereof and to use its best efforts to inform the third parties to whom such Stores Liabilities are owed of the terms of the Agreement and to cause such third parties to seek payment from Buyer, and not USN Corp for any Stores Liabilities.

3. Assumption of Returned Liabilities by USN Corp. In consideration of the transfer by Buyer to USN Corp of the Returned Shares, as contemplated by Section 1, USN Corp has heretofore paid the Paid Liabilities and hereby assumes, undertakes and agrees to satisfy, pay, discharge and perform when due, each and all of the Returned Liabilities.

4. Transferred Assets. Notwithstanding the foregoing and in accordance with the terms of the Agreement, Buyer shall retain its right, title and interest in the Transferred Assets.

5. Indemnification. USN Corp agrees to indemnify Edward Gurevich to fullest extent permitted by applicable law with respect to any liabilities incurred by Mr. Gurevich in connection with the Returned Liabilities and Retained Liabilities, including without limitation, with respect to legal fees incurred in defending any indemnifiable acts.

6. Remainder of Agreement. Except as modified hereby, the Agreement, as heretofore amended, shall remain in full force and effect and unmodified.

7. Counterparts. Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8. Governing Law. This Amendment shall be governed by, construed in accordance with, and enforced under, the law of the state of California applicable to agreements or instruments entered into and performed entirely within such state.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

SELLER:

USN Corporation (f/k/a Premier Concepts, Inc.), a Colorado Corporation

By:	/s/ Mark J. Miller
Name:	Mark J. Miller
Title:	Chief Executive Officer

BUYER:

By:	/s/ Edward Gurevich
Name:	Edward Gurevich
Title:	Chief Executive Officer